Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:

Craig A. Lampo
Senior Vice President and Chief Financial Officer
203-265-8625
www.amphenol.com

AMPHENOL CORPORATION ANNOUNCES

EXPIRATION AND FINAL RESULTS OF CASH TENDER OFFERS

Wallingford, Connecticut, September 11, 2019. Amphenol Corporation (NYSE: APH) (the “Company”) announced today that the previously announced cash tender offers by the Company, expired at 5:00 p.m. New York City time on September 10, 2019. At the expiration time, valid tenders had been received in the amounts set forth in the table below. This excludes $4,000 aggregate principal amount of the 2021 Notes and $559,000 aggregate principal amount of the 2022 Notes that remain subject to guaranteed delivery procedures.

Issuer	Title of Security	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered	Percentage of Outstanding Amount Tendered
Amphenol Corporation	3.125% Senior Notes due 2021	032095 AE1	$375,000,000	147,265,000	39.27%
Amphenol Corporation	4.000% Senior Notes due 2022	032095 AB7	$500,000,000	204,998,000	41.00%

The Company expects to accept for payment all notes validly tendered and not validly withdrawn in the tender offers and expects to make payment for the notes tendered prior to the expiration time in same-day funds on September 11, 2019 and on September 13, 2019 with respect to the notes tendered pursuant to the guaranteed delivery procedures.

J.P. Morgan Securities LLC and Citigroup Global Markets Inc. served as the dealer managers for the tender offers. D.F. King & Co., Inc. served as the tender agent and information agent for the tender offers.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2018, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

Contact

Investor Relations

Amphenol Corporation

358 Hall Avenue

Wallingford, CT 06492

Telephone No: (203) 265-8900